Exhibit 4.4

[LETTERHEAD OF POWERRAISE, INC.]

                    Amended and Restated Loan Promissory Note

                                                       Due: September 13th, 2008

FOR VALUE RECEIVED, the undersigned, Powerraise Inc (the "Borrower"), of 1687 West Broadway, Vancouver, BC, V7J 1X2 Canada, hereby acknowledges itself indebted to Mr. Alan Sacks, (the "Lender") and promises to pay on demand to or to the order of the Lender at 3625 Bluebonnet Rd,. North Vancouver, BC, V7R 4C9 Canada, or as otherwise directed in writing by the Lender, the principal sum of $30,000US. This loan shall carry interest of 24% per annum.

The Lender may assign all or part of its rights and title, to and under this promissory note. All payments required to be made hereunder shall be made by the Borrower without any right of set off on counterclaim. Powerraise will have the right to repay the loan any time after December 31, 2006.

Dated: September 13th 2006


Borrower                                       Lender
Powerraise Inc.

By: /s/ Ruth Navon                             By: /s/ Alan Sacks
   ------------------------                       -----------------------
Name:  Ruth Navon                              Name: Alan Sacks
Title: President